As filed with the Securities and Exchange Commission on December 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kineta, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8436652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

219 Terry Ave. N., Suite 300

Seattle, WA 98109

(Address of Principal Executive Offices) (Zip Code)

Kineta, Inc. Amended and Restated 2008 Stock Plan

Kineta, Inc. 2010 Equity Incentive Plan, as amended

Kineta, Inc. 2020 Equity Incentive Plan

Kineta, Inc. 2022 Equity Incentive Plan

(Full title of the plans)

Shawn Iadonato, Ph.D.

Chief Executive Officer

Kineta, Inc.

219 Terry Ave. N., Suite 300

Seattle, WA 98109

(Name and address of agent for service)

(206) 378-0400

(Telephone number, including area code, of agent for service)

Copies to:

Albert W. Vanderlaan, Esq. Orrick, Herrington & Sutcliffe LLP 222 Berkeley Street, Suite 2000 Boston, MA 02116 (617) 880-1800	Pauline Kenny, Esq. General Counsel Kineta, Inc. 219 Terry Ave. N., Suite 300 Seattle, WA 98109 (206) 378-0400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 5, 2022, Kineta, Inc. (formerly known as Yumanity Therapeutics, Inc.) (the “Registrant”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Kineta Operating, Inc. (formerly known as Kineta, Inc.) (“Kineta”) and Yacht Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), whereby Merger Sub merged with and into Kineta, with Kineta surviving such merger as a wholly-owned subsidiary of the Registrant (the “Merger”). Upon the closing of the Merger, Yumanity Therapeutics, Inc. was renamed Kineta, Inc.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Kineta option that was outstanding and unexercised immediately prior to the Effective Time under the Kineta, Inc. Amended and Restated 2008 Stock Plan, the Kineta, Inc. 2010 Equity Incentive Plan, as amended, and the Kineta, Inc. 2020 Equity Incentive Plan (collectively, the “Equity Incentive Plans”), whether or not vested, automatically converted into and became an option to purchase Common Stock (as defined below), and the Registrant assumed the Equity Incentive Plans and each such Kineta option in accordance with the terms of the Equity Incentive Plans and the terms of the stock option agreement by which such Kineta option is evidenced. In addition, at the Effective Time, each Kineta restricted stock unit that was outstanding immediately prior to the Effective Time under the Equity Incentive Plans, whether or not vested, automatically converted into and became a restricted stock unit with respect to Common Stock, and the Registrant assumed the Equity Incentive Plans and each such Kineta restricted stock unit in accordance with the terms of the Equity Incentive Plans and the terms of the restricted stock unit agreement by which such Kineta restricted stock unit is evidenced.

This Registration Statement registers (i) 908,205 shares of common stock of the Registrant, par value $0.001 per share (the “Common Stock”), issuable with respect to Kineta options and Kineta restricted stock units assumed by the Registrant pursuant to the Merger Agreement and (ii) 2,315,860 shares of Common Stock reserved and available for future issuance under the Kineta, Inc. 2022 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 1O(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants holding the equity awards covered by this registration statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 24, 2022;

•

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 12, 2022, August  4, 2022 and November 14, 2022, respectively;

•

The Registrant’s Current Reports on Form 8-K filed on January  19, 2022, February  17, 2022, February  25, 2022, March  4, 2022, April  8, 2022, May  18, 2022, June  6, 2022, June  9, 2022, October  24, 2022, December  5, 2022, December  13, 2022, December  15, 2022, December  16, 2022 and December 22, 2022; and

•

The description of the common stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 10, 2016, as updated by the description of the common stock of the Registrant included in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 24, 2022, together with any subsequent amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant on or after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Provisions in our certificate of incorporation and bylaws limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

The Registrant has entered into form indemnification agreements with its directors and certain of its officers. Among other things, and subject to certain limitations, the form indemnification agreements provide for advancement and indemnification, within the bounds of Delaware law, for losses directors and officers may incur in connection with or arising out of the performance of their duties.

The Registrant also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The foregoing summaries are necessarily subject to the complete text of the referenced sections of the DGCL, the certificate of incorporation, the bylaws, and the form indemnification agreements and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm*

23.2	Consent of Marcum LLP, independent registered public accounting firm*

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page to this Registration Statement)*

99.1	Kineta, Inc. Amended and Restated 2008 Stock Plan and associated forms (filed as Exhibit 10.30 to the Registrant’s Registration Statement on Form S-4 (File No. 333-267127) as filed with the Commission on August 29, 2022 and incorporated herein by reference).

99.2	Kineta, Inc. 2010 Equity Incentive Plan (the “Kineta 2010 Plan”) and associated forms (filed as Exhibit 10.31 to the Registrant’s Registration Statement on Form S-4 (File No. 333-267127) as filed with the Commission on August 29, 2022 and incorporated herein by reference).

99.3	First Amendment to Kineta 2010 Plan (filed as Exhibit 10.32 to the Registrant’s Registration Statement on Form S-4 (File No. 333-267127) as filed with the Commission on August 29, 2022 and incorporated herein by reference).

99.4	Second Amendment to Kineta 2010 Plan (filed as Exhibit 10.33 to the Registrant’s Registration Statement on Form S-4 (File No. 333-267127) as filed with the Commission on August 29, 2022 and incorporated herein by reference).

99.5	Kineta, Inc. 2020 Equity Incentive Plan and associated forms (filed as Exhibit 10.34 to the Registrant’s Registration Statement on Form S-4 (File No. 333-267127) as filed with the Commission on August 29, 2022 and incorporated herein by reference).

99.6	Kineta, Inc. 2022 Equity Incentive Plan and associated forms (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. File No. 001-37695) as filed with the Commission on December 22, 2022 and incorporated herein by reference).

107	Filing Fee Table*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 22, 2022.

Kineta, Inc.

By:	/s/ Shawn Iadonato
Name: Shawn Iadonato, Ph.D.
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shawn Iadonato and Pauline Kenny, and each or any of them, such individual’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shawn Iadonato	Chief Executive Officer and Director	December 22, 2022
Shawn Iadonato, Ph.D.	(Principal Executive Officer)

/s/ Keith A. Baker	Chief Financial Officer	December 22, 2022
Keith A. Baker	(Principal Financial and Accounting Officer)

/s/ Marion R. Foote	Director	December 22, 2022
Marion R. Foote

/s/ Raymond Bartoszek	Director	December 22, 2022
Raymond Bartoszek

/s/ Richard Peters	Director	December 22, 2022
Richard Peters

/s/ David Arkowitz	Director	December 22, 2022
David Arkowitz